ENERGY INCOME PARTNERS, LLC

Proxy Voting Policies and Procedures

If an adviser exercises voting authority with respect to client securities, Advisers Act Rule 206(4)-6 requires the adviser to adopt and implement written policies and procedures reasonably designed to ensure that client securities are voted in the best interest of the client. This is consistent with legal interpretations which hold that an adviser’s fiduciary duty includes handling the voting of proxies on securities held in client accounts over which the adviser exercises voting discretion in a manner consistent with the best interest of the client.

Absent unusual circumstances, EIP exercises voting authority with respect to securities held in client accounts pursuant to provisions in its advisory agreements. Accordingly, EIP has adopted these policies and procedures with the aim of meeting the following requirements of Rule 206(4)-6:

•	ensuring that proxies are voted in the best interest of clients;
•	addressing material conflicts that may arise between EIP’s interests and those of its clients in the voting of proxies;
•	disclosing to clients how they may obtain information on how EIP voted proxies with respect to the client’s securities;
•	describing to clients EIP’s proxy voting policies and procedures and, upon request, furnishing a copy of the policies and procedures to the requesting client.

Engagement of Institutional Shareholder Services Inc.

With the aim of ensuring that proxies are voted in the best interests of EIP clients, EIP has engaged Institutional Shareholder Services Inc. (“ISS”) as its independent proxy voting service to provide EIP with proxy voting recommendations, as well as to handle the administrative mechanics of proxy voting. EIP, after reviewing ISS’s own Proxy Voting Guidelines, has concluded that ISS’s Proxy Voting Guidelines are reasonably designed to vote proxies in the best interests of EIP’s clients, and has therefore directed ISS to utilize its Proxy Voting Guidelines in making recommendations to vote, as those guidelines may be amended from time to time.

EIP notes that it shall not override the votes that are prepopulated by ISS in accordance with its policies unless as provided below.

Notwithstanding anything herein to the contrary, from time to time, EIP may determine that voting in contravention to a recommendation made by ISS may be in the best interest of EIP’s clients. When EIP chooses to override an ISS voting recommendation, EIP will document the occurrence, including the reason(s) that it chose to do so. Documentation of any override of an ISS voting recommendation shall be reviewed at the next scheduled Brokerage Committee meeting.

In certain circumstances, voting situations may arise in which the optimal voting decision may not be easily captured by a rigid set of voting guidelines. This is particularly the case for significant corporate events, including, but not necessarily limited to, mergers and acquisitions, dissolutions, conversions and consolidations. While each such transaction is unique in its terms, conditions and potential economic outcome, EIP will conduct such additional analysis as it deems necessary to form the voting decision that it believes is in the best interests of its clients. All records relating to such analyses will be maintained and reviewed periodically by the Chief Compliance Officer (“CCO”) or her designee.

On an annual basis, EIP’s Brokerage Committee shall be responsible for approving the ongoing use of ISS as a proxy voting service provider. Such approval shall be based upon, among other things, reviews of (1) ISS’s Proxy Voting Guidelines, including any changes thereto; (2) the results of internal testing regarding ISS’s adherence to its proxy voting guidelines; (3) periodic due diligence over ISS as described further below; and (4) any potential factual errors, potential incompleteness, or potential methodological weaknesses in ISS’s analysis that were identified and documented throughout the preceding twelve month period.

Conflicts of Interest in Proxy Voting

There may be instances where EIP’s interests conflict, or appear to conflict, with client interests in the voting of proxies. For example, EIP may provide services to, or have an investor who is a senior member of a company whose management is soliciting proxies. There may be a concern that EIP would vote in favor of management because of its relationship with the company or a senior officer. Or, for example, EIP (or its senior executive officers) may have business or personal relationships with corporate directors or candidates for directorship.

EIP addresses these conflicts or appearances of conflicts by ensuring that proxies are voted in accordance with the recommendations made by ISS which is an independent third-party proxy voting service. As previously noted, in most cases, proxies will be voted in accordance with ISS’s own pre-existing proxy voting guidelines, subject to EIP’s right to override an ISS voting recommendation. Under no circumstances will EIP override an ISS recommendation in any instance in which EIP identifies a potential conflict of interest.

Disclosure on How Proxies Were Voted

EIP will disclose to clients in Part 2A of its Form ADV how clients can obtain information on how their proxies were voted, by contacting EIP at its office in Westport, CT. EIP will also disclose in the ADV a summary of these proxy voting policies and procedures and that upon request, clients will be furnished a full copy of these policies and procedures. Finally, EIP will disclose in its ADV Part 2A, (1)the extent to which automated voting is used and (2) how these policies and procedures address the use of automated voting in the cases where it becomes aware before the submission deadline for proxies to be voted at the shareholder meeting that an issuer intends to file or has filed additional soliciting materials with the SEC regarding the matter to be voted on.

It is the responsibility of the CCO to ensure that any requests made by clients for proxy voting information are responded to in a timely fashion and that a record of requests and responses are maintained in EIP’s books and records.

Proxy Materials

EIP personnel will instruct custodians to forward to ISS all proxy materials received on securities held in EIP client accounts.

Limitations

In certain circumstances, where EIP has determined that it is consistent with the client’s best interest, EIP will not take steps to ensure that proxies are voted on securities in the client’s account. The following are circumstances where this may occur:

•	Limited Value: Proxies will not be required to be voted on securities in a client’s account if the value of the client’s economic interest in the securities is indeterminable or insignificant (less than $1,000). Proxies will also not be required to be voted for any securities that are no longer held by the client’s account.
•	Securities Lending Program: When securities are out on loan, they are transferred into the borrower’s name and are voted by the borrower, in its discretion. In most cases, EIP will not take steps to see that loaned securities are voted. However, where EIP determines that a proxy vote, or other shareholder action is materially important to the client’s account, EIP will make a good faith effort to recall the security for purposes of voting, understanding that in certain cases, the attempt to recall the security may not be effective in time for voting deadlines to be met.
•	Unjustifiable Costs: In certain circumstances, after doing a cost-benefit analysis, EIP may choose not to vote where the cost of voting a client’s proxy would exceed any anticipated benefits to the client of the proxy proposal.

Oversight of Policy

The CCO will follow the following procedures with respect to the oversight of ISS in making recommendations with respect to voting client proxies:

•	Periodically, but no less frequently than semi-annually, sample proxy votes to review whether they complied with EIP’s proxy voting policies and procedures, including a review of those items that relate to certain proposals that may require more analysis (e.g., non-routine matters).
•	Collect information, no less frequently than annually, reasonably sufficient to support the conclusion that ISS has the capacity and competency to adequately analyze proxy issues. In this regard, the CCO shall consider, among other things:
•	the adequacy and quality of ISS’s staffing and personnel;
•	the robustness of its policies and procedures regarding its ability to (i) ensure that its proxy voting recommendations are based on current and accurate information and (ii) identify, disclose and address any conflicts of interest;
•	ISS’s engagement with issuers, including ISS’s process for ensuring that it has complete and accurate information about each issuer and each particular matter, and ISS’s process, if any, for EIP to access the issuer’s views about ISS’s voting recommendations in a timely and efficient manner;
•	ISS’s efforts to correct any identified material deficiencies in its analysis;
•	ISS’s disclosure to EIP regarding the sources of information and methodologies used in formulating voting recommendations or executing voting instructions;
•	ISS’s consideration of factors unique to a specific issuer or proposal when evaluating a matter subject to a shareholder vote; and

•	any other considerations that the CCO believes would be appropriate in considering the nature and quality of the services provided by ISS.

For purposes of these procedures, the CCO may rely upon information posted by ISS on its website, provided that ISS represents that the information is complete and current.

If a circumstance occurs in which EIP becomes aware of potential factual errors, potential incompleteness, or potential methodological weaknesses in ISS’s analysis that may materially affect the voting recommendation provided by ISS, EIP shall investigate the issue in a timely manner and shall request additional information from ISS as is necessary to identify and resolve the identified discrepancy. EIP shall document the results of each such investigation and present the results to the Brokerage Committee at its next scheduled meeting.

Recordkeeping on Proxies

It is the responsibility of EIP’s CCO to ensure that the following proxy voting records are maintained:

•	a copy of EIP’s proxy voting policies and procedures;
•	a copy of all proxy statements received on securities in client accounts (EIP may rely on ISS or the SEC’s EDGAR system to satisfy this requirement);
•	a record of each vote cast on behalf of a client (EIP relies on ISS to satisfy this requirement);
•	a copy of any document prepared by EIP that was material to making a voting decision or that memorializes the basis for that decision;
•	a copy of each written client request for information on how proxies were voted on the client’s behalf or for a copy of EIP’s proxy voting policies and procedures, and
•	a copy of any written response to any client request for information on how proxies were voted on their behalf or furnishing a copy of EIP’s proxy voting policies and procedures.

The CCO will see that these books and records are made and maintained in accordance with the requirements and time periods provided in Rule 204-2 of the Advisers Act.

For any registered investment companies advised by EIP, votes made on its behalf will be stored electronically or otherwise recorded so that they are available for preparation of the Form N-PX, Annual Report of Proxy Voting Record of Registered Management Investment Company.